EXHIBIT III

Breakdown of registered

securities held by or

for the account of the registrant

			Amount held by or
	Amount as to which		for the account of
Title of Issue	registration is effective		the Registrant
4.375% Notes due March 19, 2027	USD	4,000,000,000	USD	8,000,000